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                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
American Homestar Corporation:


      We consent to the incorporation by reference in the registration statement (No. 333-2037) on Form S-8 of American Homestar Corporation and subsidiaries of our report dated August 14, 2000, except as to Notes 1 and 8 which are as of October 11, 2000 relating to the consolidated balance sheets of American Homestar Corporation and subsidiaries as of May 31, 1999 and June 30, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years ended May 31, 1998, May 31, 1999, June 30, 2000 and the one month ended June 30, 1999, and the related schedule, which report appears in the June 30, 2000 annual report on Form 10-K of American Homestar Corporation.


                                          /s/ KPMG LLP





Houston, Texas
October 11, 2000